Exhibit 16.1

June 27, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by ANEW Medical, Inc. (formerly known as Redwoods Acquisition Corp.) under Item 4.01 of ANEW Medical, Inc.’s Form 8-K dated June 27, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of ANEW Medical, Inc. therein.

Very truly yours,

/s/ Marcum llp

Marcum llp